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The following is a transcript of Hasbro, Inc.’s first quarter 2022 earnings call held on April 19, 2022.

CORPORATE PARTICIPANTS

Christian Cocks Hasbro, Inc. - CEO & Director

Cynthia W. Williams Hasbro, Inc. - President of Wizards of the Coast and Digital Gaming Division

Darren Dennis Throop Hasbro, Inc. - CEO & President of eOne

Debbie Hancock Hasbro, Inc. - SVP of IR

Deborah M. Thomas Hasbro, Inc. - Executive VP & CFO

Eric C. Nyman Hasbro, Inc. - President & COO

CONFERENCE CALL PARTICIPANTS

Alok Patel Joh. Berenberg, Gossler & Co. KG, Research Division - Analyst

Andrew Edward Crum Stifel, Nicolaus & Company, Incorporated, Research Division - VP and Analyst

Arpine Kocharyan UBS Investment Bank, Research Division - Director and Analyst

Eric Owen Handler MKM Partners LLC, Research Division - MD

Frederick Charles Wightman Wolfe Research, LLC - Research Analyst

Gerrick Luke Johnson BMO Capital Markets Equity Research - Senior Toys and Leisure Analyst

Jaime M. Katz Morningstar Inc., Research Division - Senior Equity Analyst

Megan Christine Alexander JPMorgan Chase & Co, Research Division - Research Analyst

Michael Ng Goldman Sachs Group, Inc., Research Division - Research Analyst

Stephanie Marie Schiller Wissink Jefferies LLC, Research Division - Equity Analyst and MD

PRESENTATION

Operator

Good morning, and welcome to the Hasbro First Quarter 2022 Earnings Conference Call. (Operator Instructions) And at this time, I'd like to turn the call over to Ms. Debbie Hancock, Senior Vice President of Investor Relations. Please go ahead.

Debbie Hancock - Hasbro, Inc. - SVP of IR

Thank you, and good morning, everyone. Joining me today are Chris Cocks, Hasbro's Chief Executive Officer; and Deb Thomas, Hasbro's Chief Financial Officer. Today, we will begin with Chris and Deb providing commentary on the company's performance. Then we will take your questions. Cynthia Williams, President of Wizards of the Coast and Digital Gaming; Darren Throop, President and CEO of eOne; and Eric Nyman, Hasbro's President and Chief Operating Officer, will join for the Q&A portion of the call.

Our earnings release and presentation slides for today's call are posted on our investor website. The press release and presentation include information regarding non-GAAP adjustments and non-GAAP financial measures. Our call today will discuss certain adjusted measures, which exclude these non-GAAP adjustments. A reconciliation of GAAP to non-GAAP measures is included in the press release and presentation. Please note that whenever we discuss earnings per share, or EPS, we are referring to earnings per diluted share.

Before we begin, I would like to remind you that during this call and the question-and-answer session that follows, members of Hasbro management may make forward-looking statements concerning management's expectations, goals, objectives and similar matters. There are many factors that could cause actual results or events to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. These factors include those set forth in our annual report on Form 10-K, our most recent 10-Q and today's press release and in our other public disclosures. We undertake no obligation to update any forward-looking statements made today to reflect events or circumstances occurring after the date of this call. I would now like to introduce Chris Cocks. Chris?

Christian Cocks - Hasbro, Inc. - CEO & Director

Good morning. I'm happy to be joining you today to discuss Hasbro's first quarter results and share the efforts our leadership team are undertaking to assess the business and strategic direction of Hasbro. Deb Thomas will speak shortly in detail about our quarterly performance that supports our view of growth for the year.

In Q1, our Hasbro teams executed well, growing revenue to $1.16 billion, a 4% year-over-year increase and 7% absent our Music business, which we sold last year at the beginning of Q3. Revenues grew in each segment.

One of the standout performers for the quarter was our latest MAGIC: THE GATHERING release, Kamigawa: Neon Dynasty, which is our best-selling winner set of all time, beating the prior year set by 28%. Neon Dynasty is the fifth MAGIC set to generate in excess of $100 million and is our third largest set ever.

Our overall Games portfolio grew 4% and would have been even stronger. However, we moved our March MAGIC release, Unfinity, to September to help our supply chain to keep up with robust demand for the base MAGIC business.

Our Consumer Products segment also showed growth, buoyed by MY LITTLE PONY, PEPPA PIG and Hasbro products for the Marvel portfolio and Star Wars, and our industry-leading entertainment capabilities drove a revenue increase of 4% or 22%, excluding $31.8 million of Music revenue from last year. TV, film and animated content drove the growth, including deliveries of The Rookie, which was just picked up for Season 5; the premier of Transformers BotBots, which was a top 10 kids series on Netflix in its first week; and Power Rangers Dino Fury, which was also 1 of the Top 10 Most Watched kids shows on Netflix in all markets it launched.

For the full year, we continue to project top line growth in the low-single digits behind continued strength in our highly profitable Wizards and Digital Gaming business, which we now see growing at the upper end of our previously communicated growth range of mid-single digits with the potential to reach low-double digits. We continue to expect the Entertainment segment to grow mid-single digits, absent the Music business. Combined with low-single digit growth in the Consumer Products segment, projected growth in Consumer products would be mid-single digits, absent an approximate $100 million headwind related to Russia.

On a bottom line basis, since taking over as CEO, our team commenced a comprehensive review of our strategy and operations. A major theme of this effort is focus and scale: focusing on fewer, bigger opportunities and scaling those with reinvestment to drive profitable growth and enhanced shareholder return. We'll share a more fulsome update on this strategy at an Investor Day we are scheduling for October 4, but we are already identifying opportunities to drive enhanced operating profit across the company, particularly when coupled with the continued strong demand we are seeing in our Games business.

For the year, we are increasing our outlook for operating profit and anticipate adjusted operating profit margins of 16%, a meaningful improvement versus last year's 15.5%. I'm also pleased to report, based on the solid profitable fundamentals we see across our company, starting in Q2, we will resume our stock repurchase program with a target investment in the $75 million to $150 million range in 2022.

As part of this review, Games, Multigenerational Play & Entertainment and direct-to-consumer will be key focus areas for us as a company. In 2021, games was a $2.1 billion business for Hasbro growing 19% year-over-year, generating an OP margin in excess of 30%.

Last week, we announced a deal with Fandom to acquire D&D Beyond, the premier digital content platform for DUNGEONS & DRAGONS, for $146 million. The addition of D&D Beyond to our games portfolio adds a powerful asset to one of our cornerstone gaming brands. D&D Beyond brings nearly 10 million connected gaming accounts and a highly profitable, rapidly growing business into the Hasbro family. With a 3-year CAGR of over 50% and a projected operating profit margin once combined with Hasbro in excess of 65% and powerful new growth vectors as part of Hasbro, including international market expansion, enhanced digital play experiences, physical digital tie-ins, all new direct-to-digital exclusive content and new brand partnerships.

We see a bright future for DUNGEONS & DRAGONS. And we only see these opportunities growing over time as we invest in an end-to-end brand blueprint for DUNGEONS & DRAGONS, including blockbuster films and streaming TV, AAA video games, a major consumer products push and significant marketing tie-ins. D&D Beyond is more than just a great business. It will become the digital hub of DUNGEONS & DRAGONS play that our Brand Blueprint will enhance and accelerate.

Multigenerational Play is a significant growth opportunity for us. It may surprise many that Hasbro generates the majority of our profits among consumers over the age of 13. Much of this is generated by gaming but also by collectibles and the fan economy, which are one of our fastest-growing and most important growth businesses. We see a big opportunity in embracing the agelessness of play as we unlock more value through play and entertainment across our portfolio, among our own brands and our strategically important partner brand portfolio and in the partner IP we work with for co-brands. Our license partnerships go forward will further unlock and enhance this profitable opportunity.

As an example of this approach, we are excited to announce the return of one of the most beloved sports collectible brands of all time, STARTING LINEUP. The relaunch of STARTING LINEUP gives us a new product line to appeal to fans of all ages in a fast-growing category with many more exciting partnership announcements to come in the near future. Starting Lineup joins a collection of some of the most sought-after collectors' brands in the world, including Fortnite, Disney's Marvel, Indiana Jones and Star Wars and Fantasy Juggernauts, the Lord of the Rings and Warhammer 40,000.

Our new approach to brand partnerships combines IP with terrific multigenerational appeal, strong growth profiles supported by Evergreen AAA games and blockbuster entertainment and a superior margin outlook. Starting Lineup and D&D Beyond also represent important investments in our direct-to-consumer capabilities. STARTING LINEUP will launch exclusively on Hasbro Pulse, our direct-to-consumer platform and across the Fanatics network this fall, and D&D Beyond brings the largest online collection of DUNGEONS & DRAGONS players onto a platform owned and operated by Hasbro. Combined, they represent both compelling businesses and a great opportunity to enhance our growing insight into some of our most lucrative and engaged fans.

Before I turn it over to Deb, I want to welcome a new member to our senior management team. Shane Azzi is joining us in May as our new Chief Global Supply Chain Officer, reporting to Eric Nyman, Hasbro's President and COO. Shane was the SVP and Chief Global Supply Chain Officer at CPG Powerhouse, Kimberly-Clark and will help us modernize and streamline Hasbro's back-end operations over the coming quarters. I'm excited to have a supply chain expert of Shane's caliber and experience join our executive leadership team and look forward to his contributions in our ongoing strategy review as we focus and scale, drive our games business, expand our Multigenerational Play & Entertainment opportunities and build out our direct capabilities.

In closing, Hasbro executed a solid first quarter punctuated by continued strength in our Games business, particularly Wizards and Digital Gaming, which we view growing at the top end of our previous guidance for 2022. We project continued growth in 2022 and see clear opportunities to enhance the profitability of our business and invest in new direct capabilities like D&D Beyond, new collectible platforms like Starting Lineup and enhancing shareholder value with these strategic investments for growth, including our share repurchase program.

It's only been a little over 100 days since my announcement in January, but my hope is you see the same energy and discipline in these investments and focus on our consumers as we pursued across the Wizards business for the past 6 years, and we are only just beginning. Our approach to our strategy review will be comprehensive, evaluating our brand priorities, our cost structure, our capital allocation strategy and where we need to position Hasbro for long-term success and superior shareholder return.

The management team and I are looking forward to sharing more about our plans to focus and scale at our Investor Day this October. I'd now like to turn the presentation over to Deb to share more details about our performance in the first quarter and our outlook for the year ahead.

We will follow this up with a Q&A session where Cynthia, Eric and Darren will join Deb and I on the call. Deb?

Deborah M. Thomas - Hasbro, Inc. - Executive VP & CFO

Thanks, Chris, and good morning, everyone. Coming off a strong 2021, the Hasbro team delivered a good start to the year. We're excited to have Chris on board, and as he did with Wizards of the Coast, he's looking at Hasbro with a fresh view to our rich opportunities and strengths, bolstered by a disciplined approach to build on the solid foundation in place. We look forward to sharing more with you as the year progresses and in October at our Investor Day.

First quarter revenue grew 4% and 6% on a constant currency basis. Each segment had revenue growth. The brand portfolio categories grew and TV, film and entertainment was flat but grew 19%, absent Music.

Our total Gaming category grew 4% versus the first quarter last year to $379 million. Total Gaming has grown in 10 of the last 12 quarters, reflecting the multigenerational power of connecting through games. For the full year 2021, our total games category was over $2 billion in revenue with an OP margin in excess of 30%. We continue investing to grow our gaming capabilities and leadership.

At current exchange rates, we expect full-year revenue growth in the low-single digits. As we focus on building scale around our largest and most profitable brands, growing our games portfolio and tightly manage our fixed cost, we've increased our operating profit growth guidance to mid-single digits and believe we can achieve 16% adjusted OP margin.

The first quarter of 2022 experienced the cost pressures we anticipated and guided to. Higher capitalized input and freight costs in year-end inventory had a negative impact on gross margin. Freight costs remain high, impacting both cost of sales and distribution. Adjusted operating profit was $141.8 million or 12.2% down from a year ago due to higher product input costs and freight, the mix of entertainment deliveries in the quarter and the sale of the Music business mid-2021.

Consumer Products segment revenues grew 5% in constant currency and grew 3%, including a negative impact of FX of $13.5 million. Strength in partner brands, primarily Marvel and Star Wars; and emerging brands, primarily POWER RANGERS and PJ MASKS, led this growth. Franchise Brands slightly declined due to FX with PEPPA PIG and MY LITTLE PONY posting good growth. Hasbro Gaming revenues were flat absent FX. Geographically, revenue grew in the Americas, the U.S., Canada and Latin America, and declined in Europe. Absent the impact of FX, European revenues were up.

Due primarily to COVID-related retail closures and inability to ship product, Asia Pacific revenues declined 19% with FX not having a significant impact in these markets.

Adjusted operating profit for the segment declined by $13.4 million. The decreased profit reflects higher product cost and freight expense. As we have previously discussed, price increases take effect in the second quarter to help offset higher costs and support our view to growing revenue low-single digits and improving adjusted operating profit margin.

Wizards of the Coast and Digital Gaming segment revenues grew 9% in the quarter. MAGIC: THE GATHERING and DUNGEONS & DRAGONS as well as DUEL MASTERS contributed to growth. Foreign exchange had a negative $3 million impact. Tabletop revenues increased on the strength of Kamigawa as well as growth in DUNGEONS & DRAGONS. Digital revenues grew by $3.7 million. This reflects continued growth in last year's MAGIC and DUNGEONS & DRAGONS Digital Gaming launches. We do not have similar launches this year and will have more difficult comparisons for the remainder of 2022.

As Chris mentioned, last week, we announced the acquisition of D&D Beyond from Fandom. This investment provides a platform for growing the DUNGEONS & DRAGONS digital business over time, coming in advance of the brand's deeper activation including a March 2023 feature film and significant consumer product plans. Due to acquisition costs, the transaction is expected to be slightly dilutive to EPS, although immaterial in 2022, but accretive in future years.

Operating profit for this segment declined by $3.6 million or 3% to 40.5%. This is due to higher product costs associated with our tabletop business both in card stock and printing, increased freight costs and ongoing head count and product development investments to support the growing business, both near and long term. In order to mitigate significantly higher input costs, we expect to implement price increases midyear. We continue to expect the second quarter to be the largest of the year but now expect full year mid-single digit to potentially low-double digit revenue growth and adjusted operating margin declining slightly from 42.5% in 2021.

Entertainment segment revenues increased 4% primarily due to increased deliveries in unscripted and scripted television, the resumption of live touring shows and higher content sales related to animated programming. These increases were largely offset by revenue from the Music business, which was $31.8 million in the first quarter of 2021. As a reminder, the Music business was sold midyear 2021. Negative comparison will also impact the second quarter. Absent Music revenue in 2021, the segment revenue grew 22%.

Foreign exchange had a negative $1 million impact in the quarter. For the full year, we continue to expect revenue growth, absent the Music business, in the mid-single digits. Adjusted operating profit in this segment declined by $20.9 million over 2021 and $12.7 million excluding the Music business. Approximately half of this decline in operating profit was due to COVID-related cost subsidies received in the first quarter of 2021, and the remainder is due to the mix of lower-margin deliveries, particularly in the film and scripted television business.

For the second quarter, based on planned deliveries, revenue is expected to increase over the 2021 period, and adjusted operating profit margin is expected to decline slightly due to Music profits in the comparable period. For the full year, adjusted operating profit margin is expected to be in the high single digits.

Looking at our overall Hasbro P&L, Gross margin, including cost of sales and program amortization, was 59.5% of net revenues compared with 65.3% in the first quarter of 2021. As discussed in the segments, increased input costs and higher freight drove a 2.6 percentage point increase as a percent of revenue and cost of goods sold, while the mix of entertainment deliveries drove a 3.2 percentage point increase in program amortization.

Based on the expected mix of our business and the timing of price increases taking place, we expect cost of sales as a percentage of revenue in Q2 to be slightly lower than Q1, with the full-year percentage to be in line with full year 2021. Based on expected deliveries, program amortization as a percentage of revenue is currently expected to be slightly higher than Q2 2021 levels in the second quarter and in full-year 2022 at a slightly lower level than 2021.

To improve product in stocks this holiday season versus last, we're advancing deliveries of key items in our owned inventory so that we can ensure it's on hand. This lets us take advantage of best available rates but with increased shipping times also ensures that we do not have issues with setting inventory in high consumer demand periods. Additionally, to ensure we have paper stock on hand for strong demand in our high-margin growing games business, we've purchased paper product. Gaming is a strategic growth driver, and we'll continue to ensure we have the right supply and investments behind these brands.

Historically, inventory purchases peaked in the August to December timeline. In 2022, we expect this peak to occur in the May to July time frame. Higher cost in inventory and an approximately 20% acceleration in purchases in the first quarter are reflected in our inventory balance, which is 17% higher than year-end 2021. We expect to have higher levels on hand or on the water in the earlier part of the year than historically.

Advertising declines were driven by lower spend in entertainment with the sale of the Music business as well as lower spend in Wizards and Digital Gaming for launch support of both Arena Mobile and Dark Alliance in 2021.

SG&A for the quarter includes higher marketing and sales and administrative costs associated with salary and benefits in our commercial and brand organizations, increasing travel costs and higher freight and warehousing. For the full year, we expect SG&A as a percentage of revenue to be similar to 2021.

Other income net was $1.8 million. In 2021, the first quarter included a $25.6 million gain or $0.19 per share from a legal settlement. Absent that gain, other income was slightly lower year-over-year.

The first quarter tax rate was 20.4% of adjusted income. Based on currently enacted tax law, we continue to expect our full year '22 adjusted rate to be in the 19% to 20% range. The low rate in Q1 of 2021 was due to the legal settlement included in other income, which did not have a tax impact.

In our historically and consistently smallest quarter of the year, adjusted earnings per share decreased year-over-year to $0.57 due to a combination of continued supply chain headwinds, nonrecurring events and the shift in the MAGIC release.

At the end of the first quarter, our cash balance was $1.06 billion compared with a year-end balance of $1.02 billion and Q1 2021 of $1.43 billion. Over the last 12 months, we paid down more than $1 billion in debt and returned $376 million to our shareholders in the form of dividends. Given our cash position and business outlook, we plan to repurchase $75 million to $150 million of Hasbro shares this year. We remain on track to achieve our gross debt to adjusted EBITDA target of 2x to 2.5x in the second half of 2023 or sooner.

Our operating cash flows for the first quarter of $135 million reflect the advanced inventory purchasing I spoke to earlier and an increase in accounts receivable related to our Entertainment business revenue. Our DSO was 73 days compared with 66 days in Q1 2021, when we were only just starting to resume entertainment deliveries after COVID production shutdowns. Our cash spend on production for the quarter was $169 million and was largely funded through the use of our new short-term production facility, which carries lower interest and administrative costs than those of the past and the proceeds of which is included in financing cash flows.

Overall, the team delivered a good first quarter. Our momentum in strategic growth areas like gaming, coupled with strong product innovation, a robust entertainment slate and a focus on cost discipline give us confidence in maintaining our revenue guidance of low single-digit growth for the full year while increasing our expectation for adjusted operating profit margin to reach 16%.

We are now happy to take your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question will be coming from the line of Eric Handler with MKM Partners.

Eric Owen Handler - MKM Partners LLC, Research Division - MD

Wonder if you could talk a little bit about some of the supply chain issues. Specifically, there's a lot of ships, container ships right now waiting to dock in -- outside of Shanghai. Wonder if you could just talk about how that's impacting your views. And is there any risk there with getting enough product?

Christian Cocks - Hasbro, Inc. - CEO & Director

Good morning, Eric. This is Chris. I'm going to turn this one over to Eric, who can take you through the supply chain situation that we have overall in the first quarter and what we look at for the outlook for the balance of the year. Eric?

Eric C. Nyman - Hasbro, Inc. - President & COO

Thanks, Chris. Eric, I'll really pivot to talk about where our inventories are because that's, I think, at the heart of your question. At the start, our Hasbro inventories are in good shape at the end of quarter 1. We feel good about our position heading into the balance of the year. Our retail inventories are in good shape as well. We're up a bit in the U.S., as noted.

Quality is good as we head into our strongest events for the balance of the year. And I'll just remind you of some of them, things like Star Wars Obi-Wan Kenobi streaming on Disney+, Spider-Man Across the Spider-Verse, our new MY LITTLE PONY and Transformers EarthSpark animation and Wakanda Forever, knowing that we're in pretty good shape there.

We feel at this point pretty good, Eric, about our inventories going into the back half. And I'd also note with regard to supply chain, as Chris noted and Deb noted, in their upfronts, we're excited to also have a world-class leader coming in and joining Hasbro as Shane Azzi is planning on joining Hasbro in May coming from Kimberly-Clark.

Eric Owen Handler - MKM Partners LLC, Research Division - MD

Great. And then just a quick follow-up for Darren, if possible. Darren, so congratulations on The Rookie getting renewed for a fifth season. That should give you close to 100 episodes at the end of next year, which should put us in a good position to sell into the syndicated -- syndication market for TV. I know you're on Hulu, but wondered if you could talk about maybe some off-network syndication, how that market is shaping up and where you are with that process.

Darren Dennis Throop - Hasbro, Inc. - CEO & President of eOne

Yes, sure. Thanks, Eric. Yes. So great news on Season 5 of The Rookie. The show continues to trend really well and get viewed really well. Really, syndication, it turns into -- when we get those episodes back from the broadcaster, we've got an opportunity to go back to market and resell them in a packaged format. There's all kinds of demand right now, Eric. Of course, the streamers are some of our biggest buyers right now in the networks as well. So it's a real good opportunity for the group to go back and tap the market again with a well-loved show. So it's good to see Season 5.

Operator

Our next question is from the line of Arpine Kocharyan with UBS.

Arpine Kocharyan - UBS Investment Bank, Research Division - Director and Analyst

I have 2 quick ones. So for operating profit margin, it seems like outlook is better. Overall, kind of higher than previously communicated, which is impressive given sort of what we know about supply chain and everything that's going on. It seems like Wizards' margin is slightly lower. I was wondering if you could talk about what is better to offset that such that your overall margin outlook is better.

Christian Cocks - Hasbro, Inc. - CEO & Director

Well, we continue to see a positive mix shift in our overall revenue mix, Arpine. Our games segment has a very nice operating profit profile. Wizards, we think, is going to grow on the top end of our range, potentially as high as more of our traditional double-digit growth rate. And when we couple that with the great product lineup, the fantastic entertainment and storytelling lineup that Eric talked about, along with some targeted cost savings that we're doing across the organization, we feel like we can raise that operating profit -- adjusted operating profit outlook for the year.

Deborah M. Thomas - Hasbro, Inc. - Executive VP & CFO

Just to add a bit more detail Arpine as well. As you look at the business and the cost pressures, we said we would have cost pressures in our gross margins. For the first quarter, and we did. Price increases in CP start to hit in the second quarter. Actually, they've already started, and we'll see those to offset some of those higher costs as well as our first price increase in MAGIC: THE GATHERING, in certain sets that come later this year. So as Chris said, it all balances out that high-growth gaming business and that focus as well as covering some of the increased costs that we're seeing will help us get to that margin.

Arpine Kocharyan - UBS Investment Bank, Research Division - Director and Analyst

That's super helpful. And then just a quick one on POS. I know you mentioned POS down for Q1, which is not surprising given that Easter shift. I was curious if you could share, if you have, year-to-date Easter adjusted numbers that include the first 2 weeks of POS in April. And then while we are at it, do you have a weeks of inventory at retail at quarter end handy?

Christian Cocks - Hasbro, Inc. - CEO & Director

Well, it's still a little early for a full POS readout on the first quarter. What we can say is, traditionally, the Q1 is one of our smallest quarters. We have a fantastic lineup coming up in following quarters, along with a great entertainment lineup. And we exited the quarter with POS on the positive upswing. We like what the trends are, and we see that improving as the year goes.

Operator

Our next question comes from the line of Mike Ng with Goldman Sachs.

Michael Ng - Goldman Sachs Group, Inc., Research Division - Research Analyst

Thanks for the question and increased disclosures around Wizards. I was just wondering if you could talk a little bit about what the swing factors are for this year to potentially reach the low-double digit top line growth for Wizards. And then, separately, I was just wondering if you could talk a little bit about the longer-term mix of tabletop versus digital and when you need to execute against to achieve that?

Christian Cocks - Hasbro, Inc. - CEO & Director

Sure. I will give a very quick answer, and then I'll turn it over to Cynthia Williams, our new President of our Wizards and Digital segment. When we look at Wizards, we look at a combination of MAGIC, both tabletop and digital and D&D and the balance of the portfolio. And in Q1, and throughout the rest of the year, we see strength across each of those. And so that's kind of what we're looking at as we look at the mix. We see our tabletop revenues being pretty buoyant and actually growing at above our expectations, and we continue to invest heavily in digital.

Now that said, as Deb mentioned during her upfront, we have a couple of headwinds on digital in terms of comps. We had a very successful release of Arena Mobile last year, which has kind of settled into a more of a mature kind of growth rate. And we also had Dark Alliance, which was a new video game for D&D that came out in late June last year. We're not going to be comping those. So we think our digital growth is going to be a little bit more muted. But on balance, when we look at the 2, we feel good about where the Wizards' segment is going. Cynthia, I'll turn it over to you on any further color commentary to add.

Cynthia W. Williams - Hasbro, Inc. - President of Wizards of the Coast and Digital Gaming Division

Yes. Thanks, Chris. I think a few things I'd say is we still have 6 additional sets we're going to be releasing this year. Two of those will be in the second quarter, which will be our biggest quarter of the year. You've likely seen that we've announced the release of Streets of New Capenna, which is a new golden age urban setting for MAGIC. Players will identify with and play as one of the 5 demon mob families. And beyond Streets of New Capenna, you'll see us continue to expand the number of formats and reach new customer segments by expanding our Universes Beyond initiatives, which brings IP from outside of MAGIC into the MAGIC Play system. We are excited about Universes Beyond given the success we saw last summer with the D&D theme set, Adventures in the Forgotten Realm, which set a summer release record. Deb also mentioned that we're taking our first price increase in quite a long time on MAGIC, which will take effect on select card sets starting in July.

Christian Cocks - Hasbro, Inc. - CEO & Director

And I'd certainly say that Kamigawa: Neon Dynasty being up 28% year-over-year and the best-selling winter set of all time is quite a bullish signal for us. And it should be noted last winter's set was also the best-selling winter set of all time. So it's record upon record. Mike, you had a second half of your question. If possible, could you rearticulate it for us?

Michael Ng - Goldman Sachs Group, Inc., Research Division - Research Analyst

Yes. I was just wondering if you had a view on the long-term mix of tabletop versus digital and whether you see digital becoming an increasing part of the mix. What are going to be the key drivers to get that mix to where you want it to be?

Christian Cocks - Hasbro, Inc. - CEO & Director

Yes. So I would say for this year, we see a fairly stable mix, if not table actually being a slightly higher mix than it was last year given some of the comps that we have. And over the mid- to long term, we see both robust growth in tabletop and digital with digital as a growing portion of the mix for our Wizards and Digital segment over time. We don't have a specific goal around what that percentage mix should be. Both segments are highly profitable gross margin segments. And so we like growth in both.

Operator

Our next question comes from the line of Megan Alexander with JPMorgan.

Megan Christine Alexander - JPMorgan Chase & Co, Research Division - Research Analyst

Just a follow-up on retail inventories. I know you mentioned they're in good shape, up a bit in the U.S. Are you comfortable with where they are at this point? I know you talked about later arrival of spring product. Has that all been set at this point? And do you think POS is still constrained at all by channel inventories?

Christian Cocks - Hasbro, Inc. - CEO & Director

Well, I would say, in Q1, we actually executed ahead of our plan. And so we feel pretty good about where we're going into for Q2, Q3 and Q4, which is why we're maintaining our guidance despite some market headwinds that we and we think the whole industry are seeing. We believe that the path to great market -- great performance and great growth is through superior execution and great products. And as Eric mentioned, we think that inventory is filled with great products, and it's going to have a lot of fantastic story-based execution, both from us and our partners at eOne. As well as our license partners like Disney, which has just a stacked lineup of entertainment in the second half of this year. Eric, any further color to add?

Eric C. Nyman - Hasbro, Inc. - President & COO

Yes. Thanks, Chris, and Megan. I think it bears repeating that we have a tremendous amount of retail support for the second half of the year in support of our innovative new Hasbro products, as Chris mentioned, Megan, including our action brands like TRANSFORMERS, where we're launching our new Transformers EarthSpark Animation later this year. We have a big NERF Fest Event planned for September 9. MY LITTLE PONY and PEPPA PIG, the launch of Starting Lineup, which we announced yesterday, which we're all thrilled about bringing back to the pop culture consciousness for fans. And in addition, we have the industry-leading games portfolio that Chris noted.

And the entertainment it bears repeating as well. We have this big Star Wars launch coming up with Obi-Wan Kenobi on Disney+. As I mentioned prior, Thor: Love And Thunder, Spider-Man Spider-Verse and Wakanda Forever, all of which lead into 2023, where we have a great slate, inclusive of DUNGEONS & DRAGONS and TRANSFORMERS: Rise of the Beast. So as we have our inventory build up, we're ready for that. And I think that's why we continue to know that we feel like our inventories are in a good position.

Megan Christine Alexander - JPMorgan Chase & Co, Research Division - Research Analyst

That's really helpful. And maybe just a quick one for Deb. You saw some nice leverage in 1Q on royalties and advertising. Both came in a little bit better than where the Street was modeling. How should we think about those 2 lines for the full year?

Deborah M. Thomas - Hasbro, Inc. - Executive VP & CFO

I think from a royalty standpoint, as Eric mentioned, we are excited about some things happening later in the year. But as we mix more to Hasbro-owned products, we talked about the growth in MAGIC and D&D and some terrific growth that we've seen in MY LITTLE PONY with the entertainment we have. We expect royalties to be slightly down year-on-year. From an advertising standpoint, our advertising is focused on -- as always, on the all-important holiday season. However, different launches that we have during the year, it was a bit higher earlier in 2021 due to the Digital Gaming launches that we talked about earlier and some of the entertainment.

The one thing I would say for Q3, we had a higher advertising balance because we also had the MY LITTLE PONY movie launch. So certainly, as we think about entertainment, we would expect that to be the toughest comp for that segment for the year Q3 because of that movie launch, and advertising would have been higher in that quarter as well. But overall, I think we expect advertising in line to slightly down as a percent of revenue just based on mix for the year.

Operator

Our next question comes from the line of Drew Crum with Stifel.

Andrew Edward Crum - Stifel, Nicolaus & Company, Incorporated, Research Division - VP and Analyst

I just want to go back to the margin question. Maybe looking ahead to next year, can you comment on your expectations there? You recently suggested 16%-plus was the goal. Given that you're targeting 16% this year, is there any change to your view for next year? And then I have a follow-up.

Christian Cocks - Hasbro, Inc. - CEO & Director

Well, for this year, certainly, we're targeting 16%, and our goal is to always see that rise. I'm going to let Deb take you through a little bit more where we see the midterm and long-term outlook.

Deborah M. Thomas - Hasbro, Inc. - Executive VP & CFO

Sure. No, absolutely. And as we said at year-end, we believe that we could get back to 16%. We get asked that question constantly. And really with the focus on -- focus and scale, gaming, our Multigenerational Play & Entertainment and -- we are very -- and looking at our cost in great detail. We reiterated guidance that we'll get to that 16% this year. We haven't set out a guidance, but we expect growth from that level in 2023 and beyond, particularly when you look at what we have coming.

I mean we have -- we're all very excited about DUNGEONS & DRAGONS and the movie that we have coming early in the year, TRANSFORMERS: Rise of the Beast and all of our partner entertainment that's coming as well. In particular, we look at the D&D Beyond acquisition, which we're excited about. We just said that would be accretive in 2023 and beyond. It's coming. That acquisition gives us a great base and player base as we head into the movie, which will expand the number of people who are out there to play D&D Beyond. So as we look at our total gaming portfolio and all the entertainment we have for 2023 and beyond, we're very excited about what we have ahead of us.

Andrew Edward Crum - Stifel, Nicolaus & Company, Incorporated, Research Division - VP and Analyst

Got it. Deb, and then my follow-up, as it relates to Europe, I just want to clarify, you mentioned the potential risk of approximately $100 million from Russia. Are you suggesting that you could potentially ship to Russia later this year? I just want to understand that. And has your view of Europe changed in any way? So this is excluding Russia. Any change in view in terms of outlook for the year?

Deborah M. Thomas - Hasbro, Inc. - Executive VP & CFO

So we have paused shipments into Russia, and we've been asked the size of our business in the past. So we wanted to quantify that for people, and that is exactly what we're doing. And Eric, do you want to comment on the remainder of Europe?

Eric C. Nyman - Hasbro, Inc. - President & COO

Sure. As we think about -- as Deb mentioned, for Russia specifically, just to clarify again, we've paused all shipments into Russia. That's a situation that we're all continuing to evaluate day by day and week by week. With regards to the rest of Europe, our European business is in good shape. We were up in POS for the quarter in Europe specifically, and we continue to look forward to that business continuing to grow and improve.

Deborah M. Thomas - Hasbro, Inc. - Executive VP & CFO

The only item I would add to that is the one thing I just would point out, I mean, the -- we saw in our European business this quarter, it was very strong absent FX. And the one currency -- there's really 2 currencies that have significantly impacted us year-on-year. One is the euro, so a stronger dollar against the euro. I think it's down about 9% from our average rate for last year. And then the yen is the other one, which more significantly impacts our Wizards of the Coast business. But just for Europe, I look at exchange rates, just could have an impact for us. But on a constant currency basis, the business is doing very well.

Operator

Our next question is from the line of Steph Wissink with Jefferies.

Stephanie Marie Schiller Wissink - Jefferies LLC, Research Division - Equity Analyst and MD

We wanted to ask 2 real quick ones on Wizards, and maybe this is for Chris and Deb together. Just thinking through the revenue sequencing, you mentioned Q2 is going to be the largest quarter. Q3 has a difficult compare but help us think through just the cadence. And then the same question on the costs on the investment side. The margins -- incremental margins have been a bit lower than we would have expected. So I just wanted to think through the timing of some of the investments and when you expect to realize the benefits of those.

Christian Cocks - Hasbro, Inc. - CEO & Director

Yes. So Q1, we expected it to be a good quarter for Wizards, and it turned out to be a better-than-expected good quarter for Wizards despite even moving a release into September. Q2, we expect to be the biggest quarter that we've ever had because last Q2 was our biggest quarter as well. So we think that will be comping favorably based on just the number and quality of releases that we have. Q3, we also expect to be a significant quarter. But just based on comping year-over-year and the types of formats that we have releasing, it likely will be flat to down. And then Q4, we expect another growth quarter for the business as well. Again, just based on the nature of the formats and type of releases that we have.

Deborah M. Thomas - Hasbro, Inc. - Executive VP & CFO

And then with respect to the investments, as we look over the past, we've invested over $1 billion in the Wizards of the Coast and Digital Gaming business, and it's grown over 150%. We continue to make those long-term investments. We've talked about the investments being in talent. We have the opportunity, and we're very excited to have Cynthia on the call with us today. She's a great new talent, just one of many, that we've been able to bring to Wizards of the Coast, and we will continue to make those investments to drive that long-term profitable growth.

Stephanie Marie Schiller Wissink - Jefferies LLC, Research Division - Equity Analyst and MD

Okay. Deb, if I could, just for clarification as well, the guidance for Wizards does not include the D&D acquisition. Is that correct?

Deborah M. Thomas - Hasbro, Inc. - Executive VP & CFO

D&D Beyond acquisition is with -- that is within our guidance. As you recall, they were a good partner of ours before. So we did have licensing revenue from them. However, as we look to the future, we expect that to be an even greater benefit as we brought them into our group. And we have that great talent that came with the acquisition as well.

Christian Cocks - Hasbro, Inc. - CEO & Director

We expect the acquisition to close in mid to late Q2. So our guidance would incorporate Q3 and Q4. And then a lot of the integration -- meaningful integration would be back half loaded or into 2023.

Operator

Our next question comes from the line of Jaime Katz with Morningstar.

Jaime M. Katz - Morningstar Inc., Research Division - Senior Equity Analyst

First, can you give us some insight on what you learned in your due diligence process of the D&D Beyond acquisition and how you might utilize that to penetrate a broader part of the total addressable market with Arena?

Christian Cocks - Hasbro, Inc. - CEO & Director

Well, when we looked at the D&D Beyond acquisition, we've been partners with D&D Beyond since they were founded back in late 2017, 2018. They were -- we were the exclusive licensor and they were a digital distributor for us. So we had a lot of unique insight into the value of that platform, the growth of that platform and the nature of the user base on it. And so we've been in discussions with Fandom for many quarters in terms of bringing D&D Beyond into the Wizards family. And I think we had some great discussions. I think we had a really mutually compelling deal where both sides got a lot of value for the asset. And we see that asset only accelerating in value under Wizards' ownership.

Having our biggest digital content platform, paired with the actual content creation team, there's a lot of potential synergies. There's a lot of international growth vectors we can do. There's a lot of new exclusive content we can do. We've talked a lot about Universes Beyond in MAGIC, which is this concept of thinking about MAGIC as a play system and bringing in outside brands or outside IP into that play system. We see potential for that with D&D as well, and we think D&D Beyond can be a primary hub for that. And then we see a lot of e-commerce and direct opportunities working in partnership with our Hasbro Pulse team to have physical digital tie-ins that are unique to the platform.

So the combination of those business upside opportunities and then really getting this great tight connection with the 10 million customers who play on that platform, which is the majority of customers who actively play D&D, it's a fantastic learning opportunity for us. And to your point, very similar to what we've seen with Arena, where we build this relationship with our customers. It's a great incremental business opportunity and a fantastic learning platform for us to understand how people are playing our games, what do they want to purchase and how can we make our products better.

And I think that's been an important part of our segmentation approach for MAGIC over the last couple of years, and I think it's going to become an increasingly important part of our D&D segmentation and product development approach as well. And to cap all that off, in 2020 -- March of 2023, we're going to have a blockbuster film coming out with DUNGEONS & DRAGONS. We have a lot of streaming entertainment on tap that our eOne team is planning. We've got a big consumer products push for 2023. And then we'll add on top of that the 50th Anniversary of DUNGEONS & DRAGONS in 2024, where that Entertainment, Consumer Products and gaming momentum will continue. So we see a lot of growth vectors and a lot of lifts for D&D with the D&D Beyond platform being central to that.

Jaime M. Katz - Morningstar Inc., Research Division - Senior Equity Analyst

Okay. That's helpful. And then I'm sure you guys don't have any comment, but if there's anything you'd like to share about Alta Fox with us, I'd be curious to hear it.

Deborah M. Thomas - Hasbro, Inc. - Executive VP & CFO

No. We're here to comment on our earnings, and we're very focused on that. We will not be commenting on Alta Fox today.

Operator

Our next question is coming from the line of Fred Wightman with Wolfe Research.

Frederick Charles Wightman - Wolfe Research, LLC - Research Analyst

Last quarter, you had talked about the expectation that the U.S. industry growth rate would slow or potentially even decline. I'm wondering if you have any updated thoughts on sort of the full-year outlook.

Christian Cocks - Hasbro, Inc. - CEO & Director

Yes. Our view on the market is there's a lot of factors at play. There's inflation that's pinching consumers' pocketbooks. There's continued supply chain headwinds, and there's a lot of geopolitical uncertainty in the marketplace right now. Regardless, though, of if the market goes up or is down or is flat, we believe in focused and scaled execution. Having great product innovation, coupling that with fantastic storytelling and just executing the heck out of that with our channel partners and our general licensing partners overall. And so we believe that we can grow in any market context, and that's what underlies our overall guidance for the year.

Frederick Charles Wightman - Wolfe Research, LLC - Research Analyst

Okay. And then you gave us a little bit of detail just from an inventory sequencing perspective and how that's going to shake out for the balance of the year. But do you think that we could actually see some change in the revenue recognition cadence? Is that potentially getting pulled forward just based on conversations that you're having with retailers? Or is it sort of similar from a cadence perspective on a year-over-year basis?

Deborah M. Thomas - Hasbro, Inc. - Executive VP & CFO

I think the cadence from selling into our retailers is very similar year-over-year. We did have, as Eric mentioned earlier, certainly, as we look at a direct import business, that's coming directly to our retailers, and it's really their order pattern. They've got a bit more on the water as well. As they think about that, they may be pulling in a bit earlier, but we expect the cadence to be very similar to last year. We want to make sure we have products in our own held inventory so we don't end up having out-of-stock issues and that at a very all-important holiday season, and around all this great entertainment we have coming this year.

Operator

Our next question is from the line of Gerrick Johnson with BMO Capital Markets.

Gerrick Luke Johnson - BMO Capital Markets Equity Research - Senior Toys and Leisure Analyst

Getting over a cold so please bear with me. I want to talk about your partner portfolio. Chris, you mentioned that you're evaluating brand positioning. And the Disney Princess license and the Trolls license are going to your primary competitor. Just wondering if that's a strategic decision to concentrate on your own IP. Or did you bid on it and miss out? And how should we think about your commitment to other partner licenses?

Christian Cocks - Hasbro, Inc. - CEO & Director

Well, I don't think I'll comment on any specific license or any specific partner. But in general, as we think about partners and we think about co-brands, we see that as a continued important part of our mix. Particularly as you think about our themes of games, Multigenerational Play & Entertainment and direct-to-consumer as our big investment areas.

Partner co-brands will be an increasingly important part of that mix. But dedicated partner lines, like our partner brands, as we call them today, will also continue to be important. And we'll be investing across the line on those. In particular, we see a lot of great opportunities to bring those brands into what we term as play systems. And those can be gaming play systems or they can be collectible play systems.

I think our NERF business and our MONOPOLY business have been particularly adept at that historically. I think the announced STARTING LINEUP has a -- is a huge platform for fantastic sports partnerships across the world. I think our gaming portfolio, particularly MAGIC and D&D, offer a lot of fantastic co-branding relationships. And we'll continue to lean into how we do that on action figures and collectibles across our lineup with Hasbro Pulse being a real focus area for that.

And so we think -- when we think about that kind of perspective, Games, Multigenerational Play and Direct, we see a lot of growth opportunities for partners in our mix. And importantly, we see a superior operating profit margin associated with that as well.

Gerrick Luke Johnson - BMO Capital Markets Equity Research - Senior Toys and Leisure Analyst

Okay. Great. And Deb, you mentioned price increases have already started. It might be early, but what are you seeing in terms of elasticity of demand from the consumer?

Deborah M. Thomas - Hasbro, Inc. - Executive VP & CFO

Well, it's early. They just started, and we don't have a lot of that POS data and as we spoke about now. But really, we're looking to take those price increases on the product just to cover our cost. And we've been very thoughtful about what we increase. We continue to try to engineer a product if we can take -- if we can change a few things to give better value to the consumer at the lower price, we continue to do that.

Right now, Gerrick, we're facing, and I'm sure you've heard about it, paper allocations and card stock allocations. So we're trying to acquire some of that ourselves, so we don't have an issue. But as we look to it, we've been very, very thoughtful about taking price increases to not hurt the consumer and to not have elasticity issues with that in all of our product lines. It's not just the CP Group. It's also impacting our Wizards of the Coast business through MAGIC and D&D and DUEL MASTERS as well.

Operator

Our final question today is from the line of Alok Patel with Berenberg Capital Markets.

Alok Patel - Joh. Berenberg, Gossler & Co. KG, Research Division - Analyst

I wanted to ask about the 16% operating margin target. What's built into that target? Is the improvement being driven by price measures outweighing cost headwinds or a favorable shift in the sales mix?

Christian Cocks - Hasbro, Inc. - CEO & Director

Well, I think I'll open this up to everyone on the call, but I'll give you a general thematic. A lot of it is sales mix, the type of products that we're driving. And again, I'll go back to the themes of Games, Multigenerational Play & Entertainment and Direct are things that we're definitely leaning into, and we see superior operating profit margin outlook for. And then we also are evaluating our business, evaluating our structure and evaluating where we're making investments. And we've seen some cost savings opportunities and reinvestment opportunities in higher-margin businesses as a result of that. So when you take those 2 factors into play, we -- it gives us confidence in raising our outlook for our adjusted operating profit margins for the year.

In terms of pricing, pricing is ultimately up to the retailer at point of sale. And most of our pricing outlook really is to cover costs, both in terms of freight as well as the bill of materials.

Alok Patel - Joh. Berenberg, Gossler & Co. KG, Research Division - Analyst

Got you. That makes sense. Just a quick follow-up. So as you guys kind of shift towards becoming a more digitalized gaming-oriented company, how does that kind of alter the historically recessionary, resilient nature of Hasbro? I guess, bringing it another way, Wizards of the Coast and Entertainment, how resilient are those segments in an economic downturn compared to Consumer Products?

Christian Cocks - Hasbro, Inc. - CEO & Director

Well, Wizards of the Coast has grown for, I think, 12 out of the last 13 years. And that growth spurt started in 2008, 2009. And so we see games as pretty economically resilient. And generally speaking, we see the toy industry as being a proven economically resilient industry to economic headwinds.

Operator

Thank you. At this time, we've reached the end of the question-and-answer session. I'll now turn the call over to Debbie Hancock for closing remarks.

Debbie Hancock - Hasbro, Inc. - SVP of IR

Thank you, Rob, and thank you, everyone, for joining the call today. The replay will be available on our website in approximately 2 hours. Additionally, management's prepared remarks will be posted on our website following this call. Thank you.

Operator

This will conclude today's conference. You may disconnect your lines at this time, and thank you for your participation.

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